Agreement
                                    between
                            ML Media Partners, L.P.
                                      and
                              Smithtown Bay, LLC,
                               a Limited Partner

WHEREAS, [Smithtown Bay, LLC] is a limited partner (the "Limited Partner") of ML Media Partners, L.P. (the "Partnership"); and

WHEREAS, Limited Partner seeks to own or acquire or has acquired through purchase, assignment or transfer, 1% or more of the Interests in the Partnership; and

WHEREAS, Section 7.3(A) of the Partnership Agreement provides, among other things, that no purported sale, assignment or transfer of an Interest to any person who would own 1% or more of the Interests in the Partnership shall be permitted, recognized, or effective for any purpose; provided that the General Partner may permit, in its sole discretion, such sale, assignment or transfer if such person provides satisfactory assurances to the General Partner that any interests of such person in media properties would not be attributable to the Partnership; and

WHEREAS, the Partnership has been advised by the Staff of the Federal Communications Commission ("FCC") that limited partners seeking to acquire 1% or more of the Interests in the Partnership shall be considered to hold attributable interests in the Partnership unless such limited partners satisfy the FCC's criteria for insulating limited partners from any direct or indirect involvement in the management or operation of the media-related activities of the partnership.

NOW THEREFORE, the General Partner has determined to permit, recognize or give effect to certain proposed transfers which would result in the Limited Partner owning 1% or more of the Interests in the Partnership in consideration, among other things, of the Limited Partner's agreement to and compliance with the following terms, conditions and assurances concerning such Limited Partner's interests in media properties and the Limited Partner hereby agrees to and agrees to comply with each of the following:

     1.   Limited Partner shall not act as an employee of the Partnership.

     2. Limited Partner shall not serve as an independent agent or contractor or agent with respect to any of the Partnership's media enterprises.

     3. Limited Partner shall not communicate with any FCC licensee in which the Partnership holds an interest or the General Partner on matters pertaining to the day-to-day operations of any such licensee's business.

     4. Limited Partner agrees that the General Partner may veto any admissions of additional general partners proposed by the Limited Partner.

     5. Limited Partner shall not be permitted to vote on the removal of the General Partner, provided, however, that the Limited Partner may vote on the removal of the General Partner in situations where the General Partner is subject to bankruptcy proceedings as described in
          Section 17-402(a)(4)-(5) of the Delaware Revised Uniform Limited Partnership Act or is adjudicated incompetent by a court of competent jurisdiction.

     6. Limited Partner shall not perform any services on behalf of the Partnership relating to its media activities, with the exception of making loans to, or acting as a surety with respect to such business.

     7. Limited Partner is expressly prohibited from becoming actively involved in the management or operation of the media business of the Partnership.

     8. Limited Partner agrees that it will at no time own more than 5% of the Interests in the Partnership.

     9. Limited Partner agrees to provide such additional information and assurances as the General Partner or the Partnership may request from time to time and acknowledges that the General Partner shall be entitled to take any actions provided in Section 7.3, and to redeem such Interests pursuant to Section 7.4, of the Partnership Agreement, on the basis of any determination by the General Partner that Limited Partner is or has become an Ineligible Person as described in Section 7.3 of the Partnership Agreement or has breached any of the terms of this agreement.

Smithtown Bay, LLC

By:  Global Capital Management, its Manager

By:  /s/ illegible                        Date:  May 23, 1997
     -------------------                         ----------------------
         Limited Partner

Media Management Partners

By:  /s/ illegible                       Date:   5/28/97
     -------------------                         ----------------------

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